EXHIBIT 99.1

Xcerra Announces First Quarter Results

First Fiscal Quarter Notables:

  Record number of PAx RF power amplifier test system sales in the quarter
  Achieved target business model performance
  Expect a seasonal impact to revenues in Q2FY15

NORWOOD, Mass., Nov. 25, 2014 (GLOBE NEWSWIRE) -- Xcerra Corporation (Nasdaq:XCRA), today announced financial results for its first fiscal quarter ended October 31, 2014.

Net sales for the quarter were $127,162,000, compared to the prior quarter's net sales of $124,327,000. GAAP net income for the quarter was $12,062,000, or $0.23 per diluted share. Excluding restructuring and amortization of inventory step up totaling $2,201,000, and amortization of purchased intangible assets of $563,000, non-GAAP net income for the quarter was $14,826,000, or $0.28 per diluted share.

Dave Tacelli, chief executive officer and president, commented, "The Company delivered another strong quarter. Sales came in at the higher end of our expectations while our non-GAAP earnings per share were $0.02 above the high end of our guidance. Our business model continues to deliver the level of financial performance we outlined when we first announced the acquisition of Multitest and ECT.

"We sold a record number of PAx test systems in the quarter to support the production ramp of RF front end devices for several customers. Our Diamondx product continues to gain momentum with now over 60% of units installed at OSATs throughout Asia, enabling new business opportunities. Key developments in other parts of the business include follow-on business for our next generation pick and place handler, continued progress in our WLCSP InCarrier-based solution, a key win with our flying probe test technology for testing large server printed circuit boards, and very positive results from our beta customers for our next generation PCBA test fixture technology.

"In another week we will be celebrating the first anniversary of the acquisition of Multitest and Everett Charles Technologies. Looking back at the first year, we are extremely pleased with every aspect of the acquisition. Most rewarding has been the positive reinforcement we have received from customers about the direction we are taking with total test cell solutions. We met or exceeded each of our integration goals, including cost reduction targets and streamlining the business, and expect in the coming year to further refine our manufacturing strategy to put us in a stronger position to flex many of our businesses with the volatility of the business cycle.

"While we are entering the typically slower seasonal quarter for the industry, we are excited about our new business opportunities across all our product lines, and believe they will be a stimulant in calendar 2015, allowing us to grow faster than the overall industry."

Second Quarter Fiscal 2015 Outlook

For the fiscal quarter ending January 31, 2015, net sales are expected to be in the range of $90 million to $95 million. Non-GAAP net loss for the quarter is expected to be in the range of ($0.09) to ($0.04) per share, assuming 54.2 million basic shares outstanding. The non-GAAP net loss guidance excludes amortization of inventory step up for purchase accounting of $498,000 and amortization of purchased intangible assets of approximately $473,000.

The Company will conduct a conference call today, November 25, 2014, at 10:00 AM EST to discuss this release. The conference call may be accessed via telephone by dialing (877) 853-5334. The call will be simulcast via the Xcerra web site http://www.xcerra.com/events-presentations.html. Audio replays of the call can be heard through November 27, 2014, via telephone, by dialing (855) 859-2056; conference ID number 87029471. A replay of the webcast can be accessed by visiting our web site 90 minutes following the conference call at http://www.xcerra.com/events-presentations.html.

Information About Non-GAAP Measures

Xcerra supplements its GAAP financial results by providing non-GAAP measures to evaluate the operating performance of the Company. Non-GAAP net income for the quarter ended October 31, 2014 excludes the amortization of purchased intangible assets, restructuring charges, and purchase accounting adjustments. Management believes these non-GAAP measures are useful for internal comparison to historical operating results as well as to the operating results of its competitors, and believes that this information is useful to investors for the same purposes. A reconciliation between the Company's GAAP and non-GAAP results is provided in the attached tables. Readers are reminded that non-GAAP information is merely a supplement to, and not a replacement for, GAAP financial measures.

Safe Harbor for Forward-Looking Statements

Any statements in this presentation about future expectations, plans and prospects for the Company, including statements regarding the Company's acquisition of the Multitest and Everett Charles Technologies businesses from an affiliate of Dover Corporation, financial guidance on revenue, financial operating results (including net income or loss), and earnings or loss per share, continued customer adoption of recent product introductions, product developments, potential customer expansion and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the Company's use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "should," "intends," "estimates," "seeks" or similar expressions, whether negative or affirmative. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements as a result of various important factors, including the Company's ability to realize the anticipated benefits of its recent acquisition of the Multitest and Everett Charles Technologies businesses from an affiliate of Dover Corporation, whether the Company is able to timely develop new products, options and software applications and the level of customer demand for such products, options and software applications, and the Company's ability to meet its debt service obligations under its existing credit arrangement with Silicon Valley Bank, as well as the other important factors as are described in the Company's filings with the U.S. Securities and Exchange Commission, including those included under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2014. The Company disclaims any intention or obligation to update any forward-looking statements after the date of this presentation.

About Xcerra

Xcerra Corporation is comprised of four businesses in the semiconductor and electronics manufacturing test markets: atg-Luther & Maelzer, Everett Charles Technologies, LTX-Credence and Multitest. The combination of these businesses creates a company with a broad spectrum of semiconductor and PCB test expertise that drives innovative new products and services, and the ability to deliver to customers fully integrated semiconductor test cell solutions. The Company addresses the broad, divergent requirements of the mobility, industrial, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies, and a global network of strategically deployed applications and support resources. Additional information can be found at www.xcerra.com or at each product group's website: www.atg-lm.com, www.ectinfo.com, www.ltxc.com and www.multitest.com.

Xcerra is a trademark of Xcerra Corporation.
All other trademarks are the property of their respective owners.

Xcerra Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	October 31, 2014	July 31, 2014

Current assets
Cash and cash equivalents	$ 88,790	$ 59,269
Marketable securities	57,899	39,659
Accounts receivable - trade, net	80,290	88,081
Accounts receivable - other, net	171	99
Inventories, net	65,335	69,670
Prepaid expenses and other current assets	8,329	9,308
Total current assets	300,814	266,086

Property and equipment, net	41,021	40,883
Intangible assets, net	11,002	11,565
Goodwill	43,030	43,030
Other assets	2,561	2,579
Total assets	$ 398,428	$ 364,143

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$ 4,121	$ 3,831
Accounts payable	25,352	29,617
Other accrued expenses	37,860	40,785
Deferred revenues	9,302	8,927
Total current liabilities	76,635	83,160

Term Loan	25,898	46,917
Subordinated Debt	18,000	18,000
Other long-term liabilities	11,814	11,447
Stockholders' equity	266,081	204,619
Total liabilities and stockholders' equity	$ 398,428	$ 364,143

Xcerra Corporation
Consolidated Statements of Operations
(in thousands, except earnings per share data)
(unaudited)
	Three Months Ended October 31,
	2014	2013

Net sales	$ 127,162	$ 32,767
Cost of sales	73,349	15,636
Gross profit	53,813	17,131

Engineering and product development expenses	16,065	12,878
Selling, general, and administrative expenses	23,173	10,925
Amortization of purchased intangible assets	563	193
Restructuring	708	--
Income (loss) from operations	13,304	(6,865)

Other income (expense), net	(479)	105
Income (loss) before provision for income taxes	12,825	(6,760)
Provision for income taxes	763	140
Net income (loss)	$ 12,062	$ (6,900)

Net income (loss) per share:

Basic	$ 0.24	$ (0.14)
Diluted	$ 0.23	$ (0.14)

Weighted average shares outstanding:

Basic	51,128	47,900
Diluted	52,303	47,900

Xcerra Corporation
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended October 31, 2014	Basic Earnings Per Share	Diluted Earnings Per Share	Three Months Ended October 31, 2013	Basic Earnings Per Share	Diluted Earnings Per Share

GAAP net income (loss)	$ 12,062	$ 0.24	$ 0.23	$ (6,900)	$ (0.14)	$ (0.14)
Amortization of purchased intangible assets	563	0.01	0.01	193	0.00	0.00
Amortization of inventory step up for purchase accounting	1,493	0.03	0.03	--	--	--
Acquisition and integration related expenses	--	--	--	1,700	0.04	0.04
Restructuring	708	0.01	0.01	--	--	--
Non-GAAP net income (loss)	$ 14,826	$ 0.29	$ 0.28	$ (5,007)	$ (0.10)	$ (0.10)

Weighted average shares outstanding:		51,128	52,303		47,900	47,900
CONTACT: Investor Contact:

         Richard Yerganian,
         Vice President, Investor Relations
         Xcerra Corporation
         Tel. 781.467.5063
         Email rich.yerganian@xcerra.com